                                                                  EXHIBIT 99.3


                          CARROLLTON FEDERAL BANK, FSB
                              CARROLLTON, GEORGIA


                          PROPOSED MARKETING MATERIALS

                            Marketing Materials for
                            Carrollton Federal Bank

                               Table of Contents
                               -----------------


I.    Press Release

      A.  Explanation
      B.  Schedule
      C.  Distribution List
      D.  Examples

II.   Question and Answer Brochure

      A.  Explanation
      B.  Method of Distribution
      C.  Example

III.  Counter Cards, Lobby Posters and Tombstone Advertisement

      A.  Explanation
      B.  Quantity
      C.  Examples (Enclosed)

VI.   Community Meetings Materials

      A.  Explanation
      B.  Quantity - Method of Distribution
      C.  Letters to Prospects
      D.  Examples (Enclosed)

V.    IRA Mailing

      A.  Explanation
      B.  Quantity
      C.  IRA Mailing Example

VI.   Direct Deposit Plan Flyer

      A.  Explanation
      B.  Method of Distribution
      C.  Example

                                       2
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VII.  Cover Letters

      Explanation
      Examples

VIII. Proxygram

      A.  Explanation
      B.  Example (Enclosed)

                                       3
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     I.  Press Releases


A.   Explanation

     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises the Savings Bank to forward press releases to national and regional publications, newspapers, radio stations, etc. at various points during the Conversion and Reorganization process.

     Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.   Press Releases

     1.   Approval of Conversion and Reorganization by Office of Thrift
          Supervision

     2.   Close of Stock Offering

C.   Distribution Lists (see attached)

D.   Examples (see attached)

                                       4
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                      C.  National Media Distribution List
                      ------------------------------------


National Thrift News                    Wall Street Journal
--------------------                    -------------------
212 West 35th Street                    World Financial Center
13th Floor                              200 Liberty
New York, New York  10001               New York, NY  10004
Richard Chang

American Banker                         SNL Securities
---------------                         --------------
One State Street Plaza                  Post Office Box 2124
New York, New York  10004               Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                 Investors Business Daily
-------                                 ------------------------
Dow Jones & Company                     12655 Beatrice Street
Barrons Statistical Information         Post Office Box 661750
200 Burnett Road                        Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281


*  Press releases will be distributed to all the applicable local media.

                                       5
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Press Release
                                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Gary D. Dorminey, President
                                         Telephone:  (770) 834-8136


                            CARROLLTON FEDERAL BANK
                            -----------------------

                           TO PROCEED WITH STOCK SALE
                           --------------------------

          Mr. Gary D. Dorminey, President and CEO of Carrollton Federal Bank, FSB, Carrollton, Georgia, today announced that Carrollton Federal Bank and its parent company, CF Mutual Holdings, have received approval from the Office of Thrift Supervision, Washington, D.C. to proceed with the plan to convert from a federally chartered mutual holding company to a stock institution. Carrollton Federal will then be a subsidiary of a newly formed holding company, Community First Banking Company. The current mutual holding company will no longer exist.

          Under the plan of conversion, Community First Banking Company, Carrollton Federal's proposed holding company, is offering up to 2,098,750 shares of common stock at $20.00 per share. Under certain circumstances the number of shares sold could be increased to 2,413,562 shares. Certain Carrollton Federal depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on ________, 1997. Gary Dorminey, CEO of CFB, stressed that remaining locally controlled is a very important aspect of the plan. He stated, "While we are not permitted by law to limit this offering to our local depositors, their participation is critically important to us.

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          A Prospectus and a Proxy Statement describing the plan of conversion, reorganization, and stock offering were mailed to depositors and borrowers of Carrollton Federal on or about ________, 1997. Shares that are not subscribed for during the Subscription Offering, if any, will be offered to the general public with priority given to residents of Carroll, Coweta, Douglas, Fayette, Haralson, Heard, Henry, and Paulding Counties in Georgia in a Community Offering. The offerings are being managed by Trident Securities, Inc. of Raleigh, North Carolina.

          Mr. Dorminey stated "Carrollton Federal Bank is committed to remaining a strong, locally owned and operated company in the best traditions of community banking."

          Carrollton Federal Bank is located in Carrollton, Georgia. The Savings Bank was founded in 1929. At December 31, 1996, the Savings Bank had total assets of $353 million and retained earnings of $25 million. Customers or interested members of the community with questions concerning the stock offering should call the Stock Information Center at (770) 838-7355 or visit Carrollton Federal Bank.

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Press Release                            FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Gary D. Dorminey, President
                                         Telephone:  (770) 834-8136

             COMMUNTY FIRST BANKING COMPANY, HOLDING COMPANY FOR
             ---------------------------------------------------
           CARROLLTON FEDERAL BANK COMPLETES INITIAL STOCK OFFERING
           --------------------------------------------------------

          ________, 1997, Carrollton, Georgia - Mr. Gary D. Dorminey, President of Carrollton Federal Bank, FSB, based in Carrollton, Georgia, announced today that Carrollton Federal Bank and its parent company, CF Mutual Holdings, have completed their Conversion and Reorganization from a federally chartered mutual holding company to a stock institution. As part of that Conversion and Reorganization, the Savings Bank's holding company, Community First Banking Company issued ___________ shares of its common stock which sold for a price of $20.00 per share.

          Mr. Dorminey stated "We pledge our best efforts to preserve CFB as a locally owned, locally operated institution. The net proceeds of the offering are to be used for general corporate purposes permitted by applicable law and regulations to enhance the services and operations of the bank. Pending such use, investments will primarily be made in short to intermediate investment securities such as U.S. government and government agency securities and interest bearing deposits.

          On ________, 1997, Carrollton Federal's Plan of Holding Company Conversion was approved by the members of CF Mutual Holdings, the parent company of the Savings Bank, at a Special Meeting that was held at the main office of the Savings Bank.

          Mr. Dorminey indicated that the officers and Board of Directors of Carrollton Federal express their thanks for the response by customers and the community to the stock offering and that Carrollton Federal looks forward to continuing to serve the needs of its customers as a stock institution.

          The Company is expected to begin trading on the Nasdaq National Market under the symbol "CFBC" on ________, 1997. Trident Securities, Inc., Raleigh, North Carolina managed the stock offering for the Savings Bank.

                       II.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

     Conversion Counsel approves the language for each Question and Answer. Trident and the Savings Bank will be responsible for any introductory or concluding remarks, design, layout, color and paper stock. This will be coordinated through Trident in conjunction with the financial printer.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Savings Bank.

     2. Question and Answer brochures are available in the Savings Bank's office.

     3. Question and Answer brochures are distributed in information packets at Community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.   Example

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                          Proposed Corporate Structure


---------------------------------
 Community First Banking Company
           Stockholders
---------------------------------


                        Community First Banking Company



                            Carrollton Federal Bank

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                          Carrollton Federal Bank, FSB
                              Carrollton, Georgia

    Questions and Answers Regarding the Subscription and Community Offering

THIS INFORMATION IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. A PROSPECTUS CAN BE OBTAINED AT ANY CARROLLTON FEDERAL BANK OFFICE OR BY CALLING THE CARROLLTON FEDERAL BANK STOCK INFORMATION CENTER AT (770) 838-7355. THERE SHALL BE NO SALE OF STOCK IN ANY STATE IN WHICH ANY OFFER, SOLICITATION OF AN OFFER OR SALE OF STOCK WOULD BE UNLAWFUL.


                               TABLE OF CONTENTS
                               -----------------
                                                                   Page
                                                                   ----

       Summary....................................................
       Mutual to Stock Conversion and Reorganization..............
       The Conversion and Reorganization..........................
       The Subscription and Community Offerings...................
       Becoming a Stockholder.....................................
       Voting for the Plan of Conversion and Reorganization.......


                                    SUMMARY
                                    -------

       This summary highlights selected information from the Prospectus and Proxy Statement and may not contain all the information that is important to you. To understand the Offerings fully, you should read carefully the entire Prospectus and Proxy Statement, including the consolidated financial statements and the notes to the consolidated financial statements of CF Mutual Holdings. References to the "Savings Bank" refer to Carrollton Federal Bank, FSB. References in this document to the "Company" refer to Community First Banking Company.

THE COMPANY

                        Community First Banking Company
                                110 Dixie Street
                           Carrollton, Georgia 30117
                                 (770) 834-7355

       The Company is not an operating company and has not engaged in any significant business to date. It was formed in March 1997 as a Georgia stock corporation to be the holding company for Carrollton Federal Bank after the Conversion and Reorganization. See "Community First Banking Company."

       THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE SAVINGS BANK BELIEVE THAT IT IS IN THE BEST INTERESTS OF THE SAVINGS BANK, THE COMPANY AND THE COMPANY'S SHAREHOLDERS FOR THE COMPANY AND THE SAVINGS BANK TO REMAIN INDEPENDENT, WITH THE OBJECTIVE OF LONG-TERM ENHANCEMENT OF SHAREHOLDER VALUE. ACCORDINGLY, AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY MAY NOT BE SUITABLE FOR INVESTORS WHO ARE SEEKING SHORT-TERM RETURNS THROUGH A SALE OF THE INSTITUTION.

THE SAVINGS BANK

                          Carrollton Federal Bank, FSB
                                110 Dixie Street
                           Carrollton, Georgia 30117
                                 (770) 834-7355

       The Savings Bank is a federally chartered stock savings bank organized on August 1, 1994 and operates in Carrollton, Georgia and neighboring communities in western Georgia. Prior to that date, the predecessor of the Savings Bank had operated as a mutual savings bank since 1929. The Savings Bank conducts business through 12 branch offices in Carroll, Douglas, Coweta, Fayette, Haralson, Heard, Henry and Paulding Counties in Georgia. At December 31, 1996, the Savings Bank had $351 million of total assets, $325 million of total liabilities, including $308 million of deposits, and $26 million of equity or 7.4% of assets. See "Carrollton Federal Bank."

THE MUTUAL HOLDING COMPANY

                               CF Mutual Holdings
                                110 Dixie Street
                           Carrollton, Georgia 30117
                                 (770) 834-7355

       The Mutual Holding Company is a federally chartered mutual holding company formed on August 1, 1994. The Mutual Holding Company was not formed to raise capital, but to provide a corporate structure that would facilitate entering new lines of business and possible acquisitions of other financial institutions. Its primary asset is 100 shares of Savings Bank Common Stock, which represents all of the outstanding shares of such stock. As part of the Conversion and Reorganization, the Mutual Holding Company will merge into the Savings Bank and the Mutual Holding Company will cease to exist. All of the assets of the Mutual Holding Company will pass to the Company by virtue of the Conversion and Reorganization. See "CF Mutual Holdings."

INFORMATION RELATING TO VOTING AT THE MEMBERS' MEETING

       The Board of Directors of the Mutual Holding Company has fixed the close of business on [____________], 1997 as the record date (the "Voting Record Date") for the determination of members entitled to notice of and to vote at the Members' Meeting. All holders of the Savings Bank's deposit or other authorized accounts and the Savings Bank's borrowers as of July 19, 1990 whose borrowings remained in existence as of ___________, 1997 are members of the Mutual Holding Company under its current federal mutual charter. All members of record as of the close of business on the Voting Record Date who continue as such until the date of the Members' Meeting will be entitled to vote at the Members' Meeting or any adjournment thereof.

       Each depositor member will be entitled at the Members' Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of his or her savings accounts in the Savings Bank as of the Voting Record Date. Borrower members will be entitled to one vote at the Members' Meeting in addition to any votes such borrower member may have as a result of being a depositor in the Savings Bank. No member may cast more than 1,000 votes.

       Approval of the Plan of Conversion to be presented at the Members' Meeting will require the affirmative vote of at least a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the Members' Meeting. As of the Voting Record Date for the Members' Meeting, there were approximately [________] votes eligible to be cast, of which [________] votes constitute a majority.

       Members may vote at the Members' Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by the Mutual Holding Company will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no contrary instructions are given, such proxies will be voted in favor of the Plan of Conversion described herein. If any other matters are properly presented before the Members' Meeting and may properly be voted upon, the proxies will be voted on such matters by the proxy holders named therein as directed by the Board of Directors of the Mutual Holding Company. Valid, previously executed general proxies, which typically are obtained from members when they open their accounts at the Savings Bank, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Members' Meeting and vote in person. Any member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Mutual Holding Company, provided that such written notice is received by the Secretary prior to the Members' Meeting or any adjournment thereof, or by attending the Members' Meeting and voting in person.

       FAILURE TO RETURN AN EXECUTED PROXY FOR THE MEMBERS' MEETING OR TO ATTEND THE MEMBERS' MEETING AND VOTE IN PERSON WOULD HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND REORGANIZATION.

       Proxies may be solicited by officers, directors or other employees of the Mutual Holding Company and/or the Savings Bank, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Mutual Holding Company only for their expenses incurred in connection with such solicitation.

       The proxies solicited hereby will be used only at the Members' Meeting and at any adjournment thereof; they will not be used at any other meeting.

PURPOSES OF THE CONVERSION AND REORGANIZATION

       The stock holding company form of organization has several advantages over the existing mutual holding company form. For example, as a stock holding company, the Company and the Savings Bank will be able to diversify their business activities and will have a larger capital base and greater access to capital markets. In addition, the Conversion and Reorganization will result in a public trading market for the Company's common stock. It will also be easier for the Company and the Savings Bank to acquire other financial institutions and attract and retain qualified management. See "The Conversion and Reorganization -- Purposes of the Conversion and Reorganization."

DESCRIPTION OF THE CONVERSION AND REORGANIZATION

       Under the Plan of Conversion, (i) the Mutual Holding Company will convert to an interim federal stock savings bank ("Interim Mutual") and simultaneously will merge with and into the Savings Bank, (ii) the Mutual Holding Company will cease to exist and the 100 shares or 100% of the outstanding Savings Bank Common Stock held by the Mutual Holding Company will be cancelled, and (iii) a second interim savings bank ("Interim CFB") formed by the Company solely for such purpose will then merge with and into the Savings Bank. As a result of the merger of Interim CFB with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Company operating under the name "Carrollton Federal Bank." See "The Conversion and Reorganization."

EFFECT OF THE CONVERSION AND REORGANIZATION ON DEPOSITORS AND BORROWERS OF THE SAVINGS BANK

       General. Each depositor in the Savings Bank has a pro rata ownership interest in the Mutual Holding Company's retained earnings based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the account. Any other depositor who opens a deposit account obtains a pro rata interest in the Mutual Holding Company's retained earnings without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of his or her account balance but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

       Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

       Upon completion of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the Company. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Savings Bank. Under the Plan of Conversion, all of the capital stock of the Savings Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion and Reorganization. The Common Stock will represent an ownership interest in the Company and will be issued upon completion of the Conversion and Reorganization to persons who elect to purchase the shares being offered.

       Continuity. During the Conversion and Reorganization process, the Saving Bank's normal business of accepting deposits and making loans will continue without interruption. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion and Reorganization, the Savings Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

       The Board of Directors serving the Mutual Holding Company at the time of the Conversion and Reorganization will serve as the Company's Board of Directors. All of the Saving Bank's directors and officers at the time of the Conversion and Reorganization will retain their positions after the Conversion and Reorganization.

       Voting Rights. Upon completion of the Conversion and Reorganization, depositor and borrower members as such will have no voting rights in the Company, the Mutual Holding Company or the Savings Bank. As a result, they will not be able to elect directors of any of these institutions or control their affairs. Currently, these rights are accorded to depositors and certain borrowers of the Savings Bank who are the members of the Mutual Holding Company. After the Conversion and Reorganization, only the shareholders of the Company will have voting rights, and the Company will own all of the stock of the Savings Bank. Each holder of Common Stock will be entitled to one vote per share on any matter to be considered by the shareholders of the Company, subject to the provisions of the Company's Articles of Incorporation.

       Deposit Accounts and Loans. SAVINGS BANK DEPOSIT ACCOUNTS, THE BALANCES OF INDIVIDUAL ACCOUNTS AND EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION AND REORGANIZATION. Furthermore, the Conversion and Reorganization will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Savings Bank.

       Tax Effects. The Company and the Savings Bank have received an opinion of counsel indicating that the Conversion and Reorganization will qualify as a tax-free reorganization for federal and Georgia income tax purposes. See "Risk Factors -- Possible Adverse Income Tax Consequences of Distribution of Subscription Rights" and "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and "-- Tax Aspects."

       Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, its creditors' claims would be paid first. Thereafter, if any assets remained, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Savings Bank immediately prior to liquidation. In the unlikely event that the Savings Bank were to liquidate after the Conversion and Reorganization, all creditors' claims (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the Company as the holder of the Savings Bank's capital stock. Under OTS regulations, a merger, sale of bulk assets or similar transaction with another insured savings institution would not be considered a liquidation for this purpose, and in such a transaction, the surviving institution would be required to assume the liquidation account. See "The Conversion and Reorganization -- Liquidation Rights."

THE OFFERINGS

       Between 1,551,250 and 2,098,750 shares of Common Stock are being offered at $20 per share. As a result of changes in market and financial conditions prior to completion of the Conversion or to fill the order of the Company's ESOP and subject to OTS approval, the Company may increase the number of shares being offered to 2,413,562 without further notice to you. See "The Conversion and Reorganization -- The Offerings" and "-- Stock Pricing and Number of Shares to be Issued."

STOCK PURCHASES

       The shares of Common Stock will be offered on the basis of priorities. Depositors and certain borrowers of the Savings Bank will receive subscription rights to purchase shares in the Subscription Offering. The shares will be offered first in the Subscription Offering and any remaining shares will be offered to the general public in a Community Offering and a Syndicated Community Offering. See "The Conversion and Reorganization -- The Offerings."

PURCHASE LIMITATIONS

       The minimum purchase is 25 shares (or $500). The maximum purchase is 24,135 shares (or $482,700). For purposes of calculating your maximum purchase, your purchase will be grouped together with those of persons or entities who are your "associates" or with whom you are "acting in concert." Also, when more than one person or entity is an owner of a particular deposit account or obligor of a particular loan account, the orders of such persons and entities pursuant to subscription rights related to those accounts may not exceed $482,700 in the aggregate. See "The Conversion and Reorganization -- Purchase Limitations."

PAYMENT FOR SUBSCRIPTIONS FOR COMMON STOCK

       If you subscribe for Common Stock in the Offerings, you may pay for the Common Stock in cash, by check or money order or by authorizing a withdrawal from your deposit account with the Savings Bank. You may not pay for your shares by wire transfer. Your payment will be deposited in a separate account at the Savings Bank and will earn interest at the Savings Bank's passbook rate of interest from the date the Savings Bank receives payment until the Conversion and Reorganization is completed or terminated. If you pay by authorization of withdrawal from a deposit account, the funds to be withdrawn will continue to accrue interest at the contractual rate, but will not be available to you until completion or termination of the Conversion and Reorganization. See "Conversion and Reorganization -- Procedure for Purchasing Shares in the Offering."

SUBSCRIPTION RIGHTS

       You may not transfer or agree to transfer your subscription rights under the Plan or the shares of Common Stock to be issued upon the exercise of your subscription rights. If you subscribe for Common Stock, you will be required to certify that your purchase of Common Stock is solely for your own account and that there is no agreement or understanding regarding the sale or transfer of the shares. A false certification on the subscription form may constitute a federal criminal offense. See "The Conversion and Reorganization -- Restrictions on Transfer of Subscription Rights and Shares."

       SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION. THE COMPANY AND THE SAVINGS BANK WILL REFER TO THE OFFICE OF THRIFT SUPERVISION ANY SITUATION THAT THEY BELIEVE MAY INVOLVE A TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS THAT THEY SUSPECT TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, REFERRALS WILL BE MADE TO THE OFFICE OF THE UNITED STATES ATTORNEY.

THE OFFERING RANGE AND DETERMINATION OF THE PRICE PER SHARE

       The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by Ferguson & Company, an appraisal firm experienced in appraisals of savings institutions. Ferguson has estimated that in its opinion, as of February 27, 1997, the aggregate pro forma market value of the Company and the Savings Bank ranged between $31,025,000 and $41,975,000 (with a midpoint of $36,500,000). This range is called the "Valuation Price Range." The pro forma market value of the Company and the Savings Bank gives effect to the sale of shares in the Offerings. The appraisal was based in part upon the Savings Bank's financial condition and operations and the effect of the additional capital to be raised by the sale of Common Stock in the Offerings. The $20.00 price per share was determined by the Company's Board of Directors. The independent appraisal will be updated prior to the consummation of the Conversion. Subject to OTS approval, the Company may increase or decrease the Valuation Price Range to reflect changes in market and economic conditions or to fill the order of the ESOP before completion of the Conversion and Reorganization. This would result in an increase or decrease in the number of shares of Common Stock sold. The Company will not resolicit subscribers or permit them to modify or cancel their subscriptions unless the final appraised valuation is less than $31,025,000 or more than $48,271,250 (15% above the maximum of the Valuation Price Range). See "The Conversion and Reorganization - Stock Pricing and Number of Shares to be Issued."

TERMINATION OF THE OFFERINGS

       The Subscription Offering will terminate at 12:00 noon, Eastern Time, on [JUNE 17], 1997 (the "Expiration Date"), unless it is extended for a period of up to 45 days or, with OTS approval, for additional periods not beyond [JUNE 16], 1999. The Community Offering and/or any Syndicated Community Offering may terminate at any time after such offerings begin but must be completed on or before [AUGUST 1], 1997, unless extended with OTS approval. Orders submitted are irrevocable until the completion of the Conversion and Reorganization. However, if the Conversion and Reorganization is not completed on or before [AUGUST 1], 1997 or extended beyond that date with OTS approval, the Company will promptly return all funds to subscribers with interest and will cancel all withdrawal authorizations.

BENEFITS TO MANAGEMENT FROM THE OFFERINGS

       Full-time employees of the Savings Bank and the Company will participate in the Offerings through purchases of Common Stock by the Company's ESOP, which is a form of retirement plan. Following the completion of the Conversion and Reorganization, management intends to implement a stock award plan and a stock option plan. These plans will benefit directors and key employees. However, under OTS regulations, the stock award plan and stock option plan may not be adopted until after the Conversion and are subject to shareholder approval. Certain members of management also have employment agreements with the Savings

Bank. See "Management of the Company -- Benefits" and "-- Employment Agreements" and "Risk Factors -- Possible Dilutive Effect of Issuance of Additional Shares."

USE OF PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

       The Company will contribute up to 50% of the net proceeds from the Offerings to the Savings Bank. The balance of the funds will be retained as the Company's initial capitalization, with a portion of those funds being loaned to the ESOP to fund its purchase of Common Stock in the Offerings. The Company may use the funds it retains to support future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, although management has no current plans regarding such activities. Subject to applicable limitations, the Company may also use available funds to repurchase shares of Common Stock and for the payment of dividends. Funds contributed to the Savings Bank will be invested initially in short-to intermediate-term United States government and agency securities. The Savings Bank will also use the proceeds to support its lending and investment activities and to enhance its ability to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."

DIVIDENDS

       The Company intends initially to pay quarterly cash dividends on the Common Stock at an annual rate of at least $0.60 per share (3% of the $20.00 per share purchase price) after the Conversion and Reorganization. However, the payment of dividends will be subject to the discretion of the Board of Directors and to the Company's earnings and financial condition. If the Company's Board of Directors determines in its discretion that the net income, capital and financial condition of the Company, the general economy or the best interests of the Company's shareholders do not support the payment of dividends, the Company may not pay dividends on the Common Stock. A primary source of income to the Company will be dividends periodically declared and paid by the Savings Bank on the Savings Bank common stock held by the Company. The declaration and payment of dividends by the Savings Bank are subject to the Savings Bank's earnings and financial condition, general economic conditions and federal restrictions. Accordingly, dividends may not be paid or, if paid, may be discontinued. See "Dividend Policy" and "Regulation."

MARKET FOR THE COMMON STOCK

       The Company has applied to have the Common Stock listed on Nasdaq under the symbol "CFBC." No assurance can be given that an active and liquid trading market will develop or be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares or at a price equal to or above $20.00. See "Market for Common Stock."

IMPORTANT RISKS IN OWNING COMMON STOCK OF THE COMPANY

       Before you decide to purchase Common Stock in the Offerings, you should read the section of this document entitled "Risk Factors."


                 MUTUAL TO STOCK CONVERSION AND REORGANIZATION
                 ---------------------------------------------

The Boards of Directors of Carrollton Federal Bank, FSB ("Carrollton Federal" or the "Savings Bank") and CF Mutual Holdings (the "Mutual Holding Company") have voted to convert from a federally chartered mutual holding company to a stock institution, subject to the approval of the members of the CF Mutual Holdings, the parent company of Carrollton Federal. Complete details on the Conversion and Reorganization, including reasons for conversion and reorganization, are contained in the Prospectus and Proxy Statement. We ask you to please read them.

This brochure is provided to answer basic questions you might have about the conversion and reorganization. Remember, the Conversion and Reorganization will not affect the rate on any of your savings accounts, deposit certificates or loans.


                                 THE CONVERSION
                                 --------------

1.   Q.   What is a "Conversion"?

     A. Conversion is a change in the legal form of organization from a mutual holding company to a stock institution, which allows customers of Carrollton Federal to subscribe for shares of stock in Community First Banking Company, the holding company formed by the board of directors of Carrollton Federal to hold all of the outstanding stock in Carrollton Federal.

2.   Q.  Why is Carrollton Federal converting?

     A. Carrollton Federal's Mutual Holding Company does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Carrollton Federal will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions.

          The Conversion will also strengthen Carrollton Federal as an independent, community-oriented financial institution, by providing a larger capital base from which the Savings Bank may operate, the ability to attract and retain qualified management and personnel through stock-based employee benefit plans, enhanced flexibility to diversify into other financial services related activities and expanded opportunities to render quality services to its customers and the local community.

3.   Q.   Is Carrollton Federal's mutual to stock conversion beneficial to the communities that the Savings Bank serves?

     A. Management believes that the proposed Conversion and Reorganization is in the best interest of the various communities that Carrollton Federal serves because following the Conversion and Reorganization it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the offerings will be sold to residents of the Savings Bank's "Local Community" -- Carroll, Coweta, Douglas, Fayette, Haralson, Heard, Henry, and Paulding Counties in Georgia.

4.   Q.   Will the Conversion and Reorganization have any effect on savings accounts, certificates of deposit or loans with Carrollton Federal?

     A. No. The Conversion and Reorganization will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

          However, upon Conversion and Reorganization, deposit account holders and borrowers will no longer have voting rights in Carrollton Federal or its existing mutual holding company , unless they become stockholders of Community First Banking Copany.

5.   Q.   Will the Conversion and Reorganization cause any changes in personnel or management?

     A. No. The Conversion and Reorganizaiton will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

6.   Q.   Did the Board of Directors of Carrollton Federal approve the
          Conversion and Reorganization?

     A. Yes. The Boards of Directors of Carrollton Federal and its existing mutual holding company unanimously approved the Conversion and Reorganization on February 11, 1997.

7.   Q.   Is the Conversion and Reorganization like a de novo or newly organized bank's selling stock?

     A. No. A de novo bank or newly organized bank generally is in the process of its initial organization, with no history, no experience, no assets, no earnings, few employees, and the other difficulties attendant to a start-up organization. Community First Banking Company, on the other hand, has been in existence for 50 years, has assets of $352,000,000, and has a demonstrated operating track record.


                    THE SUBSCRIPTION AND COMMUNITY OFFERINGS
                    ----------------------------------------

8.   Q.  What are the Subscription and Community Offerings?

     A. Under the Plan of Conversion and Reorganization adopted by Carrollton Federal, consistent with the board's objective for Carrollton Federal being a locally owned financial institution, Community First Banking Company is offering shares of stock to certain customers of the Savings Bank and to the Company's Employee Stock Ownership Plan ("ESOP") of the new holding company in the Subscription Offering. Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are residents of the Savings Bank's Local Community. The Subscription Offering and Community Offering, if conducted, are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

9. Q. Who is entitled to buy Community First Banking Company common stock?

     A. The shares are being offered pursuant to the Plan of Conversion and Reorganization on a priority basis to: (i) Carrollton Federal's depositors as of December 31, 1995 with account balances at the close of business on such date of at least $50 ("Eligible Account Holders");
          (ii) Community First Banking Company's Employee Stock Ownership Plan (the "ESOP"); (iii) Carrollton Federal's depositors as of March 31, 1997 with account balances at the close of business on such date of at least $50 (the "Supplemental Eligible Account Holders"); (iv) Carrollton Federal's depositors as of April 30, 1997 and borrowers as of July 19, 1990 with borrowings still in existence as of April 30, 1997 who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members").

          Shares are that are not subscribed for during the Subscription Offering, if any, will be offered to the general public in the Community Offering with priority being given to natural persons residing in Carroll, Coweta, Douglas, Fayette, Haralson, Heard, Henry, and Paulding Counties in Georgia.

10.  Q.   How many shares of stock are being offered?

     A. Community First Banking Company is offering 1,825,000 shares of common stock at a price of $20.00 per share. The number of shares may be reduced to as low as 1,551,250 or increased to as much as 2,098,750 in response to the independent appraiser's final determination of the consolidated pro forma market value of Carrollton Federal and
                       ---------
          Community First Banking Company at closing. Under certain circumstances, to reflect changes in market and financial conditions after the beginning of the offering, the number of shares may be increased to up to 2,413,562 shares.

11.  Q.   How was it determined that between 1,551,250 shares and 2,098,750 shares of stock would be issued at $20.00 per share?

     A. The price range was determined through an appraisal of Carrollton Federal by Ferguson & Company, an independent appraisal firm specializing in the thrift industry.

12.  Q.   How much stock do the directors and executive officers of Carrollton
          Federal intend to purchase through the Subscription Offering?

     A. Directors and executive officers and their associates intend to purchase $4,403,900 (12.06% at the 1,825,000 share midpoint of the offering) of the stock to be offered in the Conversion and Reorganization. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

13.  Q.   Will there be any dividends paid on the stock?

     A. Following the Conversion and Reorganization, Community First Banking Company intends to pay cash dividends on the Common Stock at an initial annual rate of not less than 3% per share of the $20.00 offering price (or $0.60 per share). However, payment of dividends, if any, will be subject to the discretion of the Board of Directors and to the earnings and financial condition of the Company. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

14.  Q.   How will dividends be paid?

     A. Cash dividends can be deposited directly into an account at Carrollton Federal. The Direct Dividend Deposit section in the Stock Order Form must be completed, including information on the specific account into which dividends are to be deposited. Dividends can only be deposited directly into savings, passbook and money market accounts. Customers who do not have savings, passbook or money market accounts can set up an account by coming to any office of the Savings Bank. Cash dividends not deposited directly will be sent out by check.


                             BECOMING A STOCKHOLDER
                             ----------------------

15.  Q.   How do I purchase shares of stock?

     A. Eligible customers wishing to subscribe for or purchase Community First Banking Company common stock must complete a Stock Order Form and return it to any office of the Savings Bank along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Carrollton Federal on or prior to the close of the Subscription Offering which is 12:00 noon, Eastern time on _______, 1997. If shares remain available for sale after the expiration of the Subscription Offering, they will be offered in the Community Offering, which may commence at any time after the Subscription Offering commences. There can be no assurance that any shares will be left to offer in a Community Offering; accordingly, if a person desires to purchase shares and is an Eligible Account Holder, such person should subscribe in the Subscription Offering and not wait until the Community Offering. Members of the public who wish to order stock directly from the Savings Bank in the Community Offering should return their Stock Order Form and accompanying payment to Carrollton Federal as soon as possible after the Community Offering begins because it may terminate at any time after it begins. Members of the general public should contact the Stock Information Center at (770) 838-7355 for additional information.

16.  Q.   How can I pay for the shares?

     A. First, you may pay for your stock by cash, check, bank draft, negotiable order of withdrawal or money order. These funds will earn interest at the Savings Bank's passbook rate from the day we receive them until the completion or termination of the Conversion and Reorganization. Stock orders accompanied by cash must be delivered in person to Carrollton Federal's main office at 110 Dixie Street, Carrollton, Georgia.

          Second, you may authorize us to withdraw funds from your Carrollton Federal savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue to earn interest at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the purchase amount you specify on the stock order form. You will not have access to these funds from the day we receive your order until the completion or termination of the Conversion and Reorganization.

17.  Q.   How much stock can I buy during the offering period?

     A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $500. No person or entity, together with their associates and persons acting in concert with them, may purchase shares having an aggregate purchase price of more than $482,700. When more than one person or entity is an owner of a particular deposit account or obligor of a particular loan account, the orders of such persons related to such accounts collectively may not exceed the purchase limitation.

18.  Q.   When must I place my order for shares of stock?

     A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received with full payment for all shares subscribed for not later than 12:00 noon, Eastern time on _______, 1997.

          Orders by non-customers desiring to purchase shares through the Community Offering must be received before the close of the Community Offering, which may terminate at any time after it begins. If there is a Community Offering, it may begin at any time after the Subscription Offering begins.

19.  Q.   Will I receive interest on funds I submit for stock purchases?

     A. Yes. Carrollton Federal will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription and Community Offerings until completion or termination of the Conversion and Reorganization.

20.  Q.   Can I purchase stock using funds in an IRA account?

     A. Yes. To use such funds to subscribe for stock, you need to establish a self-directed trust account with an outside trustee. When properly executed, there will be no early withdrawal or tax consequences incurred by these transactions. Contact the Stock Information Center for further information at (770) 838-7355. It takes several days to process the necessary IRA forms and therefore it is necessary that your response be received by ________, 1997 to accommodate your interest.

21.  Q.   Must I pay a commission on the stock for which I subscribe?

     A. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering. Conversion and Reorganization expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the Conversion and Reorganization.

22.  Q.   Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

     A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit at Carrollton Federal up to the applicable limits allowed by law.

23.  Q.   If I buy stock in the Conversion, how would I go about buying additional shares or selling shares in the aftermarket?

     A. Community First Banking Company has received conditional approval to have the Common Stock quoted on the Nasdaq National Market System under the symbol "CFBC." Therefore, once the stock has commenced trading, interested investors may contact any broker to buy or sell shares.

24.  Q.   Are the subscription rights transferable to another party?

     A. No. Pursuant to federal regulations, subscription rights granted in the Subscription Offering may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights and may be subject to other legal or equitable sanctions.

25.  Q.   May I obtain a loan from Carrollton Federal using stock as collateral to pay for my shares?

     A. No. Federal regulations do not allow Carrollton Federal to make loans for this purpose, but other financial institutions could make a loan for this purpose.

26.  Q.   I closed my account several months ago.  Someone told me that I am still eligible to buy stock.  Is that true?

     A. If you were an account holder on the Eligibility Record Date, December 31, 1995, or the Supplemental Eligibility Record Date, March 31, 1997 you are entitled to subscribe for stock without regard to whether you continue to hold your Carrollton Federal account.

27.  Q.   If I have misplaced my Stock Order Form what should I do?

     A. Carrollton Federal will mail you another order form or you may obtain one in person from the Stock Information Center in the main office of Carrollton Federal Bank in Carrollton, Georgia. If you need assistance in obtaining or completing a Stock Order Form, a Carrollton Federal employee will be happy to help you.


              VOTING FOR THE PLAN OF CONVERSION AND REORGANIZATION
              ----------------------------------------------------

28.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

     A. You are eligible to vote at the Special Meeting of Members to be held on _______, 1997, if you were a depositor at Carrollton Federal on the Voting Record Date (April 30, 1997) and continue as such until the Special Meeting, or if you were a borrower on July 19, 1990 with borrowings still in existence on April 30, 1997. If you are a Voting Member, you should have received a Proxy Statement and proxy card with which to vote. Please contact the Stock Information Center if you are a voting member and did not receive a proxy.

29.  Q.   How many votes do I have as a Voting Member?

     A. Each depositor account holder eligible to vote is entitled to one vote for each $100, or fraction thereof, on deposit in such account as of the voting record date. Borrower members eligible to vote are entitled to cast one vote. No member may cast more than 1,000 votes.

30.  Q.   What happens if Carrollton Federal does not get enough votes to approve the Plan of Conversion and Reorganization?

     A. The Conversion and Reorganization would not take place and Carrollton Federal would remain in its current form of organization.

31.  Q.   As a qualifying depositor or borrower of Carrollton Federal, am I required to vote?

     A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion and Reorganization.

32.  Q.   What is a Proxy Card?

     A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

33.  Q.   How does the Conversion and Reorganization affect me?

     A. The Conversion and Reorganization is intended, among other things, to assist Carrollton Federal in maintaining and expanding its many services to Carrollton Federal's customers and community. You will also have the opportunity to invest in Carrollton Federal through purchasing stock in its holding company. However, there is no obligation to do so. Purchase of stock is strictly optional and none of your accounts will be affected.

34.  Q.   How can I get further information concerning the stock offering?

     A. You may call the Stock Information Center, collect at (770) 838-7355 for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

                              FOR YOUR CONVENIENCE

     In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                 (770) 838-7355

      THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

       III.  Counter Cards, Lobby Posters and the Tombstone Announcement

A.   Explanation

     Counter cards, lobby posters and the tombstone announcement serve two purposes: (1) As a notice to Carrollton Federal's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 3 - 4 counter cards will be used at each office of the Savings Bank, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

     Approximately 1 - 2 lobby posters will be used at each office of the Savings Bank. These posters will be approximately 2' x 3'.

     Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper.
     The ads will be no larger than 8-1/2" x 11".

C.   Examples enclosed

                                                     C.  COUNTER CARD OR POSTER


                          CARROLLTON FEDERAL BANK, FSB


                           STOCK OFFERING MATERIALS
                                AVAILABLE HERE



                Customer Priority Rights for the Stock Offering
                      by Community First Banking Company

                            Expire on _______, 1997



 This information is neither an offer to sell nor a solicitation of an offer to buy securities.
                   The offer is made only by the Prospectus.

     THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


NEW ISSUE                                                      __________, 1997

                           UP TO [2,098,750] SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                          CARROLLTON FEDERAL BANK, FSB

                              Carrollton, Georgia,
   and its parent company, CF Mutual Holdings, will convert from a federally chartered mutual holding company to a stock institution
                    and become a wholly owned subsidiary of

                        COMMUNITY FIRST BANKING COMPANY

                                  COMMON STOCK

                                ---------------

                             PRICE $20.00 PER SHARE

                                ---------------

                            TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (770) ________.

Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.


   THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                        IV. Community Meeting Materials



A.   Explanation

     In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Savings Bank submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

     Each Director submits his list of prospects.

     Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.


C.   Examples enclosed

                                                  C.  Community Meeting Example


                          The Directors and Officers

     of

                         Carrollton Federal Bank, FSB

cordially invite you to attend a brief

presentation regarding the stock offering of

Community First Banking Company, our proposed holding company


Please join us at the

[Place]

[Address]

[Date]

at [7:00 p.m.]

for hors d'oeuvres


R.S.V.P.
[(770) _______] (Collect)

                                                                        Example


                             (Introductory Letter)

                        (Carrollton Federal Letterhead)

                                 _______, 1997


[Name]
[Address]
[City, State, Zip]

Dear [                      ]:

          You have probably read recently in the newspaper that Carrollton Federal Bank and its parent company, CF Mutual Holdings, are converting from a federally chartered mutual holding company to a stock institution. This conversion and reorganization is the biggest step in the history of Carrollton Federal in that it allows customers, community members, employees and directors the opportunity to subscribe for stock in our new holding company, Community First Banking Company. Local participation is vitally important to ensure that Carrollton Federal remains a locally owned, locally controlled institution. We do not want to see Carrollton Federal Bank, FSB become just another branch of some mega-bank.

          I have enclosed a Prospectus and a stock order form which will allow you to subscribe for shares and become a charter stockholder of Community First Banking Company should you so desire. In addition, we will be holding several presentations for friends of Carrollton Federal in order to explain the Conversion and review the merits of becoming a charter stockholder of Community First Banking Company. You will receive an invitation shortly.

          I hope that if you have any questions you will feel free to call me or Carrollton Federal's Stock Information Center at (770) ___________. I look forward to seeing you at our presentation.

                                    Sincerely,

                                    [Director]

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

Example



                               (Thank You Letter)

                        (Carrollton Federal Letterhead)

                               ___________, 1997



[Name]
[Address]
[City, State, Zip]

Dear [             ]:

     On behalf of the Board of Directors and management of Carrollton Federal Bank, FSB, thank you for attending our recent presentation regarding the stock offering of Community First Banking Company. We are enthusiastic about the local reaction to and participation in our stock offering and look forward to completing the Subscription Offering on _______, 1997.

     I hope that you will join me in being a local charter stockholder, and once again thank you for your interest.

                                    Sincerely,



                                    Gary D. Dorminey
                                    President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                                                        Example


                       (Sorry You Were Unable to Attend)

                        (Carrollton Federal Letterhead)


                               ____________, 1997


[Name]
[Address]
[City, State, Zip]

Dear [           ]:

     I am sorry you were unable to attend our recent presentation regarding Carrollton Federal's mutual to stock conversion. The Board of Directors and management as a group intend to invest $3,650,000 of our own funds in the common stock of Community First Banking Company. We are enthusiastic about the stock offering and look forward to completing the Subscription Offering on _______, 1997.

     We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and _______, I encourage you either to stop by or call our Stock Information Center at (770) 838-7355.

     I hope you will join me in becoming a local charter stockholder of Community First Banking Company.

                                    Sincerely,



                                    Gary D. Dorminey
                                    President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                                                        Example


                            (Final Reminder Letter)

                        (Carrollton Federal Letterhead)

                                 ________, 1997


[Name]
[Address]
[City, State, Zip]

Dear [                 ]:

     Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Community First Banking Company, the proposed holding company for Carrollton Federal Bank. I hope you will join me in becoming a local charter stockholder in what will be Georgia's newest publicly owned financial institution holding company, and help us ensure local control for years to come.

     The deadline for subscribing for shares in the Subscription Offering is _______, 1997. If you have any questions, I hope you will call our Stock Information Center at (770) 838-7355.

     Once again, I look forward to having you join me as a stockholder of Community First Banking Company.

                                    Sincerely,


                                    Gary D. Dorminey
                                    President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                 V. IRA Mailing

A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves contact with the Stock Information Center.

B.   Quantity

     One IRA letter is proposed to be mailed to each local IRA customer of Carrollton Federal. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - Enclosed

                        (Carrollton Federal Letterhead)


                                 ________, 1997

Dear Individual Retirement Account Participant:

     As you know, Carrollton Federal Bank, FSB, and its parent company, CF Mutual Holdings, are in the process of converting from a federally chartered mutual holding company to a stock institution and have formed Community First Banking Company to hold all of the stock of Carrollton Federal (the "Conversion and Reorganization"). Through the Conversion and Reorganization, certain current and former depositors and borrowers of Carrollton Federal have the opportunity to purchase shares of common stock of Community First Banking Company in a Subscription Offering. Community First Banking Company currently is offering up to 2,098,750 shares of common stock, subject to adjustment, at a price of $20.00 per share.

     As the holder of an individual retirement account ("IRA") at Carrollton Federal, you have an opportunity to become a shareholder in Community First Banking Company by using your IRA funds. If you desire to purchase shares of common stock of Community First Banking Company through your IRA, Carrollton Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

     We hope that you will join the many local depositors of Carrollton Federal who are subscribing for shares in our offering. If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (770) 838-7355. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1997 to accommodate your interest.

                              Sincerely,



                              Gary D. Dorminey
                              President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                         VI. Direct Deposit Plan Flyer

A.   Explanation

     In order to educate customers about the ability to have dividends deposited directly into an account at the Bank, Trident suggests using a flyer to alert customers of this option.

  Method of Distribution

     Flyers would be included in the initial mailing packets, distributed at community meetings and available at the Stock Information Center.

  Example

                                                   Direct Deposit Flyer Example


                          Carrollton Federal Bank, FSB

                                   Customers

    You Can Have Dividends Paid on Shares of Community First Banking Company
           Deposited Directly Into a Carrollton Federal Bank Account

            Please Check The Appropriate Box on the Stock Order Form
                                      and
                    Inquire at the Stock Information Center
                                      for
                                More Information

                     VII. Cover Letters for Initial Mailing



A.   Explanation

     These cover letters are used as an introduction for the Offering and Proxy materials mailed to potential investors.

B.   Method of Distribution

     Appropriate Cover Letters will be sent out in the initial mailing.

C.   Examples

                      (Carrollton Federal Bank Letterhead)
                               ____________, 1997
Dear Valued Customer:

     Carrollton Federal Bank CF Mutual Holdings, the parent company of Carrollton Federal, are pleased to announce that we have received regulatory approval to proceed with our plan to convert from a federally chartered mutual holding company to a stock institution. This stock conversion and reorganization is the most significant event in the history of Carrollton Federal Bank in that it allows customers, community members, directors and employees an opportunity to own stock in Community First Banking Company, the proposed holding company for Carrollton Federal Bank.

     Since 1929, the Savings Bank has successfully operated under the mutual form of organization. We want to assure you that the Conversion and Reorganization will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at the Savings Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank. Let us also assure you that the Conversion and Reorganization will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

     As one of our valued members, you have the opportunity to invest in the Savings Bank's future by purchasing stock in Community First Banking Company during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by the Savings Bank not later than 12:00 noon, Eastern Time on _________, 1997.

     Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" the Savings Bank's Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

     We have also enclosed a Prospectus and Proxy Statement which fully describes the Savings Bank, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (770) 838-7355.

     We look forward to continuing to provide quality financial services to you in the future.

                                 Sincerely,

                                 Gary D. Dorminey
                                 President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                     (Carrollton Federal Bank Letterhead)

                              ____________, 1997


Dear Friend:

     Carrollton Federal Bank, FSB, and CF Mutual Holdings, the parent company of Carrollton Federal, are pleased to announce that we have received regulatory approval to proceed with our plan to convert from a federally chartered mutual holding company to a stock institution. This stock conversion is the most significant event in the history of Carrollton Federal Bank in that it allows customers, community members, directors and employees an opportunity to own stock in Community First Banking Company, the proposed holding company for Carrollton Federal Bank.

     Since 1929, the Savings Bank has successfully operated under the mutual form of organization. We want to assure you that the Conversion and Reorganization will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at the Savings Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank.

     Let us also assure you that the Conversion and Reorganization will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

     Our records indicate that you were a depositor of the Savings Bank on either December 31, 1995 or __________, 1997 but that you were not a member on __________, 1997. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Community First Banking Company Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on _________, 1997 and upon receipt of all required regulatory approvals.

     If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received at the Savings Bank not later than 12:00 noon, Eastern Time on _________, 1997.

     Enclosed is a Prospectus which fully describes the Savings Bank, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center.
If you have any questions, please call the Stock Information Center collect at
(770) 838-7355.

     We look forward to continuing to provide quality financial services to you in the future.
                                    Sincerely,


                                    Gary D. Dorminey
                                    President
Enclosures

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                             (Trident Letterhead)


                               ------------,1997


To Members and Friends of Carrollton Federal Bank:

     Trident Securities, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Carrollton Federal Bank, FSB, and its parent company, CF Mutual Holdings, in the conversion from a federally chartered mutual holding company to a stock institution and the concurrent offering of shares of common stock by Community First Banking Company (the "Company"), a Georgia corporation recently formed for the purpose of acquiring all of the stock of Carrollton Federal Bank.

     At the request of Carrollton Federal Bank, we are enclosing materials explaining the conversion process and your right to subscribe for common shares of the Company. Please read the enclosed offering materials carefully before making an investment decision.

     If you have any questions, please call the Stock Information Center  at
(770) 838-7355.


                                    Sincerely,

                                    TRIDENT SECURITIES, INC.



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                                IX.  Proxygram


A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               P R O X Y G R A M

                                     (LOGO)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOUR VOTE ON OUR PLAN OF CONVERSION AND REORGANIZATION HAS NOT BEEN RECEIVED.
     ----                                                  -----------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE
---------------------------
IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION AND REORGANIZATION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. THEY WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE SAVINGS
                ------------------------
ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.

REMEMBER, VOTING FOR CONVERSION AND REORGANIZATION DOES NOT OBLIGATE YOU TO BUY
                                                   --------
ANY STOCK.

PLEASE CAREFULLY REVIEW THE PROXY STATEMENT AND ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO ANY CARROLLTON FEDERAL BANK OFFICE.
----------
WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.
                           -----

THANK YOU!

                                 THE BOARD OF DIRECTORS AND
                                 MANAGEMENT OF CARROLLTON FEDERAL BANK
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Community First Banking Company common stock offered in the Conversion and Reorganization. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.